Press Release For immediate release
Invesco Ltd. Announces June 30, 2012
Assets Under Management

Invesco Relations Contact:  Jordan Krugman    404-439-4605
Media Relations Contact:    Graham Galt          404-439-3070

 Atlanta, July 11, 2012 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $646.6 billion, an increase of 2.3% month over month. The increase was largely the result of positive market returns, foreign exchange, and long-term net inflows. For the month, FX increased AUM by $2.3 billion while active net-long term flows were flat. Preliminary total average assets for the quarter through June 30 were $651.2 billion, and preliminary average active assets for the quarter through June 30 were $542.9 billion.

Additionally, in the month of June the company completed the fund raising related to WLR Recovery Fund V. The customary revenue catch up payment resulting from the closure will be immaterial to the income statement for the quarter.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2012(a)	$646.6	$283.8	$155.6	$51.5	$71.0(b)	$84.7
May 31, 2012	$632.1	$273.7	$153.7	$49.4	$71.3	$84.0
April 30, 2012	$668.4	$299.8	$155.5	$51.4	$74.0	$87.7
March 31, 2012	$672.8	$305.2	$155.0	$50.5	$74.5	$87.6
Active (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2012(a)	$539.0	$229.2	$121.7	$51.5	$71.0(b)	$65.6
May 31, 2012	$528.6	$222.7	$119.9	$49.4	$71.3	$65.3
April 30, 2012	$559.1	$244.2	$122.7	$51.4	$74.0	$66.8
March 31, 2012	$560.2	$246.2	$122.5	$50.5	$74.5	$66.5
Passive (c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

June 30, 2012(a)	$107.6	$54.6	$33.9	$—	$—	$19.1
May 31, 2012	$103.5	$51.0	$33.8	$—	$—	$18.7
April 30, 2012	$109.3	$55.6	$32.8	$—	$—	$20.9
March 31, 2012	$112.6	$59.0	$32.5	$—	$—	$21.1

(a) Preliminary - subject to adjustment.

(b) Preliminary - ending money market AUM includes $67.0 billion in institutional money market AUM and $4.0 billion in retail money market AUM

(c) Passive AUM includes ETF's, UIT's, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM is total AUM less Passive AUM.

About Invesco Ltd.
Invesco Ltd. is a leading independent global investment management firm, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the firm is listed on the New York Stock Exchange under the symbol IVZ.  Additional information is available at www.invesco.com.

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